FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Relating to Registration Statement No. 333-296318

Explanatory Note

On June 16, 2026 and June 17, 2026, MDB Capital, one of the underwriters for the proposed initial public offering of Ticketplus Ltd. (the “Company”), distributed the communication attached hereto as Exhibit A (the “Communication”) to certain recipients.

The Company is filing the Communication as an issuer free writing prospectus pursuant to Rule 433 under the Securities Act of 1933, as amended, in connection with the Company’s Registration Statement on Form F-1 (File No. 333-296318), including the preliminary prospectus contained therein, relating to the proposed initial public offering of the Company’s ordinary shares.

This filing is being made to include the Communication in the Company’s publicly filed offering materials and to provide the information contemplated by Rule 433.

The Communication should be read together with the preliminary prospectus contained in the Registration Statement and the other documents the Company has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the Company and the proposed offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Before you invest, you should read the preliminary prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.

Copies of these documents may be obtained free of charge by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained from: Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, or by emailing rothecm@roth.com; Bancroft Capital, LLC, 501 Office Center Drive, Ste. 130, Fort Washington, PA 19034, or by emailing InvestmentBanking@bancroft4vets.com; MDB Capital, 14135 Midway Road, Suite G-150, Addison, Texas 75001 or by emailing community@mdb.com.

Exhibit A

Original Communication sent to recipients on June 16 and 17, 2026:

Hello [Name],

MDB is pleased to announce that we will be serving as an underwriter for a $25M Initial Public Offering for Ticketplus (Projected Ticker: TP), a fast-growing, profitable technology company powering live entertainment across Latin America.

Its proprietary full-stack tech platform manages every step of the local live event process — ticketing, promotion, operations, and sales — across 11 LATAM countries, powered by deep local expertise and relationships that global ticketing platforms cannot match.

Company Highlights:

●	Profitable, hypergrowth — FY2025 Revenue: +64%; Net Profit: +141%; Gross Margin: 42%.

●	Proprietary full-stack platform built in-house (ticketing, payments, access control, BI) — no third-party dependencies.

●	Dual business model: High-margin full operations in Chile + capital-light, margin-accretive white-label tech for regional expansion.

●	$40B fragmented LATAM market opportunity versus consolidated North America/Europe.

●	Capital-efficient M&A targeting companies already on its platform.

●	Global HQ: Santiago, Chile; U.S. HQ: Miami, FL

Offering Summary

●	IPO: $25,000,000

●	NASDAQ

●	Projected Ticker: TP

●	View the F-1 Registration Statement HERE

●	View the Ticketplus Free Writing Prospectus Dated June 15, 2026

SEC-filed and heading to a major U.S. exchange under projected ticker TP. This $25M IPO is moving quickly and is expected to close within a month.

LIVE Management Presentations

We invite you to join our first live Zoom webinar with the Ticketplus executive team to learn more about the company’s breakthrough platform, LATAM operations and expansion and why timing is right now.

We will be hosting additional webinars with management in the coming weeks and will continue to keep you informed as new dates are confirmed.

Please click on the link below to RSVP for the live Zoom presentation:

Supplemental Communication to be sent to same recipients:

Dear Investor,

We are writing regarding the email communication distributed by MDB Capital on June 16, 2026 and June 17, 2026 concerning the proposed initial public offering of Ticketplus Ltd. (the “Company”).

The Company has filed that communication with the U.S. Securities and Exchange Commission (the “SEC”) as an issuer free writing prospectus pursuant to Rule 433 under the Securities Act of 1933, as amended.  The filed free writing prospectus is available here: [Insert link to filed FWP].

The Company has also filed a registration statement on Form F-1, including a preliminary prospectus, with the SEC for the offering to which this communication relates.  The registration statement is available here: https://www.sec.gov/Archives/edgar/data/2104296/000121390026068348/ea0294450-f1a1_ticket.htm.

This communication and the filed free writing prospectus should be read together with the preliminary prospectus contained in the registration statement and the other documents the Company has filed with the SEC.  Before you invest, you should read the preliminary prospectus in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the proposed offering.  You may obtain these documents free of charge by visiting EDGAR on the SEC’s website at www.sec.gov.  Alternatively, copies of the preliminary prospectus may be obtained from MDB Capital by writing to MDB Capital, Prospectus Department, 14135 Midway Road, Suite G-150, Addison, Texas 75001 or by emailing community@mdb.com.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective.  These securities may not be sold, nor may offers to buy be accepted, before the registration statement becomes effective.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or sale would be unlawful.

Sincerely,

MDB Capital